SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date Of Report (Date of earliest event reported): September 16, 2003

K2 INC.

(Exact name of the registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2051 PALOMAR AIRPORT ROAD, CARLSBAD, CA	92009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.

On September 16, 2003, K2 Inc. (“K2”) completed its previously announced acquisition of Worth, Inc., a privately owned and operated Tennessee corporation (“Worth”). The acquisition was effected pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of September 16, 2003 (the “Merger Agreement”) by and among K2, Woca Acquisition LLC, a wholly-owned subsidiary of K2, Worth, the shareholders of Worth and Justin P. Wilson, as the agent for the shareholders of Worth. Pursuant to the terms of the Merger Agreement, Worth was merged with and into Woca Acquisition LLC, the separate corporate existence of Worth ceased, and Woca Acquisition LLC continued as the company surviving the merger and as a wholly-owned subsidiary of K2. Subsequent to the merger, K2 changed the name of Woca Acquisition LLC to Worth, LLC. The transaction will be accounted for under the purchase method of accounting.

As a result of the merger, K2 acquired all the issued and outstanding shares of Worth common stock. Specifically, each outstanding share of Worth common stock was converted into the right to receive a combination of shares of K2 common stock and cash, as set forth in the Merger Agreement. The shares of K2 common stock that were issued in the transaction were previously registered on K2’s Registration Statement on Form S-4 (No. 333-60448), filed on May 8, 2001 with the Securities and Exchange Commission using the shelf registration process. The rate of conversion of Worth common stock into K2 common stock was based upon the average daily closing price per share of K2 common stock as reported on the New York Stock Exchange Composite Transactions reporting system for the ten consecutive trading days ending on and including September 15, 2003. An aggregate of 886,728 shares of K2 common stock were issued to the Worth shareholders. The total cash component of the purchase price was approximately $12.6 million.

Pursuant to the Merger Agreement, a portion of the Merger consideration consisting of 88,672 shares of K2 common stock and approximately $1.5 million in cash has been placed in escrow to serve as a source of recovery by K2 in the event of any indemnification claims against the former Worth shareholders.

In connection with the merger, immediately prior to the closing, Worth paid off certain outstanding promissory notes and accounts payable owed to certain current and former shareholders of Worth. In addition, in the merger K2 assumed or paid off at closing certain other indebtedness of Worth. The cash portion of the consideration and the assumption or payoff of such indebtedness by K2 was financed by borrowings under K2’s Revolving Credit Facility with Bank One, NA.

Worth was founded in 1912, originally as Lannom Manufacturing Company. Worth specializes in the manufacture and marketing of various sporting good products, including softball bats, balls and apparel, baseball bats, gloves, balls and equipment, and Lacrosse equipment, through its J. deBeer & Son, Inc. subsidiary.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired. No financial statements are required by this Item.

(b) Pro Forma Financial Information. No pro forma financial information is required by this Item.

(c) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated September 16, 2003, by and among K2 Inc., Woca Acquisition LLC, Worth, Inc., the Worth shareholders and Justin P. Wilson as Company Agent.

99.1	Press Release, dated September 17, 2003, announcing the signing of the Agreement and Plan of Merger and Reorganization and the closing of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2003	K2 INC.

	By:	/s/ JOHN J. RANGEL
John J. Rangel Senior Vice President and Chief Financial Officer

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